Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-226399, 333-251984, 333-262051, 333-269292, 333-273857 and 333-277015) on Form S-8 and (No. 333-251979, 333-254775, and 333-274609) on Form S-3 of our report dated March 5, 2024, with respect to the consolidated financial statements of Aquestive Therapeutics, Inc.

/s/ KPMG LLP

Short Hills, New Jersey
March 5, 2024